Exhibit 10.1

NOTE 2

$1,000,000.00	Payable at Naples, Florida
Effective November 26, 2013

FOR VALUE RECEIVED, the undersigned, Innovative Food Holdings, Inc., a Florida corporation, Food Innovations, Inc., a Florida  corporation, Gourmet Foodservice Group, Inc., a Florida corporation, Artisan  Specialty Foods, Inc., a Delaware corporation, 4 The Gourmet, Inc., a Florida corporation, Haley Food Group, Inc., a Florida  corporation,  Gourmet  Foodservice Group Warehouse, Inc., a Florida corporation, and Food New Media Group, Inc., a New York corporation (herein "Borrowers"), jointly and severally, promise to pay in lawful money of the United States of America to Fifth Third Bank, an Ohio banking corporation (herein "Lender") or other holder of this Note, at 999 Vanderbilt Beach Road, 7th Floor, Naples, FL 34108, or such other place as the holder hereof may direct in writing, the principal sum of One Million and 00/ I00 Dollars ($1 ,000,000.00), or such lesser amount as may be outstanding pursuant to the Loan Agreement dated of even date, as the same may be amended or restated from time to time (herein "Loan Agreement" (capitalized terms not otherwise defined in this Note shall have the definitions ascribed to them under the Loan Agreement)) together with all accrued and unpaid interest thereon.

Borrowers may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the principal amount of this Note, provided that no Borrower is in default under any provision of this Note, any other Loan Documents executed in connection with this Note, or any other note or other loan documents now or hereafter executed in connection with any other obligation of any Borrower to Lender, and provided that the borrowings hereunder do not exceed any limitation on borrowings by Borrowers under the Loan Agreement. Lender shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Lender records of the amounts borrowed from time to time shall be conclusive proof thereof.

A. Interest shall accrue on the amounts actually drawn down on this Note from time to time at 3.250% above the LIBOR Rate. "LIBOR Rate" means rate per annum effective on any Interest Rate Determination Date, which is equal to the quotient of: (a) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (I) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by Lender, that displays British Bankers' Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) two (2)  business clays prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Lender to be the rate at which U.S. dollar deposits for the Interest Period are offered to Lender in the London Inter-Bank Market as of 11:00 a.m. (London, England time), on the day that is two (2) business days prior to the Interest Rate Determination Date, divided by (ii) the percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal in effect on any day to which Lender is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently refered to as "eurocurrency liabilities" under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Note 2  in Favor of Fifth Third Bank, an Ohio banking corporation

B. The Interest Rate Determination  Date shall be the 1st day of each month; provided, however, that in the event such day is not a Business Day, the Interest Rate Determination Date shall be the immediately preceding Business Day.

C. Interest at the RATE set forth above, unless otherwise indicated, will be calculated on the basis of the 360 day per year method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest calculation period.

D. Notwithstanding any other provision contained in this Note, the Lender does not intend to charge and Borrowers shall not be required to pay any amount of interest or other fees or charges in excess of the maximum amount permitted by applicable law. Any payment in excess of such maximum shall be refunded to Borrowers or credited against principal, at the option of the Lender.

E. Borrowers, jointly and severally, agree to pay said principal, and all accrued and unpaid interest thereon as follows:

1. Beginning on December 26, 2013, and continuing on the 26111 day of each succeeding month thereafter until the Maturity Date, Borrowers shall pay all accrued  interest.

2. Borrowers shall repay such portions of principal as shall be required to comply with the limitations on borrowing set forth in the Loan Agreement, including the reduction of the principal balance to (-0-) zero for thirty (30) consecutive days during each annual period of this Note.

3. The entire principal balance and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date of November 26, 2015, unless sooner accelerated following a Default (as defined herein).

F. Borrowers shall be in default under this Note (herein "Default") upon the happening of any of the following events, circumstances or conditions; namely:

1. Default in the payment when due of any principal or interest under this Note.

2. Any other Event of Default under the Loan Agreement which continues beyond any applicable notice and cure period.

In the event of such Default, the entire amount of this Note shall become due and payable at the election of the holder and all such sums shall bear interest at the Default Rate as defined in the Loan Agreement. Failure to precipitate for Default shall not estop the right to assert for subsequent Defaults.

G. The use of the masculine pronoun herein shall include the feminine and neuter and also the plural. If any provision of this instrument shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

H. If any payment is not paid within ten ( l 0) days of the Due Date, undersigned agrees to pay to Lender a late payment fee as provided for in the Loan Agreement.

I. Interest not paid when due shall bear interest.

Note 2  in Favor of Fifth Third Bank, an Ohio banking corporation

J. Should it become necessity to collect this Note through an attoney, all parties hereto, whether maker, endorser, surety or guarantor each severally agree to pay all costs of collecting this Note, including a reasonable attoney's fee, whether at trial, at any appellate level, or in any bankruptcy proceeding, whether collected by suit or otherwise. As used herein, attorney's fees shall include a separate award for paralegal or legal assistants' fees.

K. Each Borrower waives presentment for payment, protest and notice of protest and non-payment of this Note, and consents that this Note or any part thereof may be extended without further notice.

L. Each Borrower waives its right to a jury trial of any claim or cause of action based upon or arising out of this Note, and/or the transactions contemplated by  this  Note,  or any dealings between Borrowers and Lender. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation,  contract  claims,  tort  claims,  breach  of duty claims, and all other common law and statutory claims.

Borrowers acknowledge that this waiver is a material inducement to  Lender  to  loan money to Borrowers.

M. Any judgment rendered on this Note shall bear interest at the highest rate of interest permitted pursuant to Chapter 687, Florida Statutes.

N. This Note is not secured by Florida real property but is secured by the Restated Security Agreement as defined in the Loan Agreement and pursuant to §201.08  of  Florida Statutes documentary stamp taxes in the amount of $2,450.00 have been paid in connection with this Note.

Innovative Food Holdings, Inc., a Florida corporation

Justin Wiernasz, its President
EIN: 20-1167791

Food Innovations, Inc.,	Gourmet Foodservice Group, Inc.,
a Florida corporation	a Florida corporation

By:	By:
Justin Wiernasz, its President	Justin Wiernasz, its President
EIN: 100002630	EIN: 263780857

Signatures continue on the next succeeding page

Note 2  in Favor of Fifth Third Bank, an Ohio banking corporation

Artisan Specialty Foods, Inc.,	4 The Gourmet, Inc.,
a Delaware corporation	a Florida corporation

By:	By:
Justin Wiernasz, its President	Justin Wiernasz, its President
EIN: 455301842	EIN: 263780922

Haley Food Group, Inc.,	Gourmet Foodservice Group Warehouse, Inc.,
a Florida corporation	a Florida corporation

By:	By:
Justin Wiernasz, its President	Justin Wiernasz, its President
EIN :46-1290142	EIN:46-1331955

Food New Media Group, Inc.,
a New York corporation

By:
Justin Wiernasz, its President
EIN: 26-2921339

Note 2  in Favor of Fifth Third Bank, an Ohio banking corporation